DATED APRIL 27, 1999
                                    --------------


                            INTER LOTTO (UK) LIMITED

                                       and

                             IFT MANAGEMENT LIMITED


            ---------------------------------------------------------

                               OPERATING AGREEMENT

            ---------------------------------------------------------


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                                    CONTENTS


Clause            Subject Matter                                           Page
------            --------------                                           ----

 1. DEFINITIONS AND INTERPRETATION.........................................   1

 2. APPOINTMENT............................................................   4

 3. OPERATING AUTHORITY....................................................   5

 4. SERVICES...............................................................   6

 5. EXCLUDED AUTHORITY AND CONTROL OF SERVICES.............................   6

 6. FINANCIAL TERMS AND MANAGEMENT FEE.....................................   7

 7. INTER LOTTO REVENUE SHARE..............................................   8

 8. NON-DISCLOSURE OF INFORMATION..........................................   8

 9. TERM...................................................................   8

10. LAUNCH.................................................................   8

11. TERMINATION............................................................   9

12. INTER LOTTO ACTIONS AND DETERMINATIONS.................................   9

13. ACCOUNTING CALCULATIONS................................................   9

14. SHAREHOLDERS' AGREEMENT................................................  10

15. COUNTERPARTS...........................................................  10

16. ASSIGNMENT.............................................................  10

17. SUCCESSORS.............................................................  10

18. WAIVER AND FORBEARANCE.................................................  11

19. NO THIRD PARTY BENEFICIARIES...........................................  11

20. ENTIRE AGREEMENT AND VARIATION.........................................  11

21. SEVERANCE..............................................................  11

22. NO PARTNERSHIP.........................................................  12

23. NOTICES................................................................  12

24. APPLICABLE LAW AND SUBMISSION TO JURISDICTION..........................  12

                               OPERATING AGREEMENT



DATE April 27, 1999

PARTIES

(1) INTER LOTTO (UK) LIMITED (Company number 303 6866) whose registered office is at 50 Stratton Street, London WIX 6NX ("Inter Lotto")

(2) IFT MANAGEMENT LIMITED (Company number 3721405) whose registered office is at Brook House, 77 Fountain Street, Manchester M2 2EE ("the Operating Company")

RECITALS

(A) Inter Lotto manages Lotteries in the United Kingdom pursuant to a Certificate issued by the Gaming Board.

(B) Inter Lotto desires to engage the Operating Company to participate in the conduct and administration of the operation of the Business subject to Applicable Requirements and to the authority and control of Inter Lotto.

(C) The Operating Company has agreed to such engagement and to provide the Services described in this Agreement on the terms and subject to the conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (including the Recitals) the following words and expressions shall have the following meanings:

      "Accountants"
          The chartered accounting firm of BDO Stoy Hayward, or such other firm of chartered accountants as may be selected by the Board. "Act" The Lotteries and Amusement Act 1976 (as amended);

      "Applicable Requirements"
          the Act, The Charities Act 1992 and all other legislation relating to lotteries and all legal requirements of the Gaming Board from time to time;

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


      "Articles"
          the Articles of Association of Inter Lotto from time to time;

      "Board"
          the Directors for the time being of Inter Lotto acting at a duly convened quorate meeting or otherwise taking decisions and passing resolutions in conformity with the provisions of the Shareholders Agreement and the Articles;

      "Business"
          the business of Inter Lotto of operating Lotteries using On-Line Facilities and such other business as the Board may agree from time to time should be carried on by Inter Lotto;

      "Capital Participation"
          all amounts paid by Inter Lotto, on the one hand, or by all or any of the IFT Group, on the other hand, for overhead and expenses of Inter Lotto for the period up to Launch, including standstill payments, travel expenses, legal fees, audit and accounting expenses, taxes, finders' fees, back pay payments, consultant fees, advertising and marketing and development costs. In addition, Capital Participation shall include advertising costs for the first 12 months after Launch. The term "Percentage Capital Participation" shall mean the percentage of the amount of capital participation at any time contributed and paid by Inter Lotto or by the IFT Group;

      "Certificate"
          the Certificate to manage Society Lotteries dated 14 March 1997 and issued by the Gaming Board to Inter Lotto and any amendments and successors thereto;

      "Charity Account"
          the Account or Accounts maintained by Inter Lotto for monies due to Charities from sales of Lottery tickets;

      "Director"
          any director of Inter Lotto including where applicable any alternate director;

      "First Party"
               has the meaning given in Clause 11.1;

      "Gaming Board"
           the Gaming Board for Great Britain;

      "Gross Revenues"
          the face value of all Lottery tickets sold in an applicable period during the term of this Agreement (consisting of the total receipts to all persons or entities from such sales), before any expenses or payments.

      "IFT Group"
          the Operating Company, IFT Holdings Limited ("Holdings") and Interactive Flight Technologies, Inc.;

      "Inter Lotto Revenue Share"
          has the meaning given in Clause 7;

      "Launch"
          has the meaning given in Clause 10.1;

      "Lottery"
          a Lottery managed by Inter Lotto pursuant to the terms of this Agreement;

      "On-Line Facilities"
          facilities at Outlets which enable the Lotteries to be played on-line and all equivalent or similar facilities, including the central system for Lotteries;

      "Outlet"
          a location or facility at which tickets or other Lottery participations are sold to the public;

      "Party"
          a party to this Agreement (and "Parties" shall be construed accordingly);

      "Prize Fund Account"
          the Account maintained by Inter Lotto for all monies due on account of prizes;

      "Second Party"
          has the meaning given in Clause 11.1;

       "Services"
          the services to be provided by the Operating Company under Clause 4 and other provisions of this Agreement;

       "Shareholders' Agreement"
          the agreement dated April 27, 1999 and made between the Shareholders and Inter Lotto and others;

1.2   In this Agreement:

1.2.1 the Index and Clause headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.2.2 words denoting the singular shall include the plural and vice versa;

1.2.3 words denoting one gender shall include each gender and all genders;

1.2.4 references to persons shall be deemed to include references to natural persons, to firms, to partnerships, to bodies corporate, to associations, and to trusts (in each case whether or not having separate legal personality).

1.3 References in this Agreement to "Clauses" and "Paragraphs" are references to Clauses and Paragraphs of this Agreement.

1.4 Words and phrases defined for the purposes of or in connection with any statutory provision shall, where the context so requires, be construed as having the same respective meanings in this Agreement.

1.5 Reference in this Agreement to statutory provisions shall, where the context so admits, and unless expressly provided otherwise, be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted at the date hereof and shall, where the context so admits or requires, be construed as references to the corresponding provisions of any earlier legislation (whether repealed or not) directly or indirectly amended consolidated extended or replaced thereby or re-enacted and shall include where appropriate any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

2.    APPOINTMENT

      Inter Lotto hereby appoints and engages the Operating Company as Inter Lotto's exclusive agent and designee throughout the term of this Agreement to exercise such authority and perform such services as are provided in this Agreement, subject to Applicable Requirements and the direction and control of Inter Lotto, and the Operating Company accepts such appointment and engagement.

3.    OPERATING AUTHORITY

3.1 Subject to the terms of this Agreement and Applicable Requirements, Inter Lotto grants to the Operating Company the authority to participate as Inter Lotto's agent and designee in the operation and conduct of all of the business and affairs and operations of Inter Lotto, including without limitation the operations and affairs of the Business, throughout the term of this Agreement.

3.2 Subject to Clauses 3.4, 3.5 and 5 and all other provisions of this Agreement, the Operating Company's authority under this Agreement shall include, without limitation, all authority necessary or appropriate to perform all of the Services provided for in Paragraph 4; authority to make and implement all decisions and determinations with respect to the day to day business and affairs of Inter Lotto, the operation of the Business and all matters relating thereto; the authority to negotiate, execute and deliver agreements, instruments (including instruments of indebtedness) and other documents for and in the name of Inter Lotto, subject to such restrictions as may be imposed by specific action by the Board under the terms of this Agreement; the authority to receive, hold, invest and expend the receipts and funds of Inter Lotto, subject to such limitations as may be imposed by Applicable Requirements or the Board under this Agreement; and the authority to take all actions that the Operating Company in good faith believes necessary or appropriate for the conduct of the Business and Inter Lotto's operations and affairs.

3.3 Subject to Clauses 3.4, 3.5 and 5 and all other provisions of this Agreement, the Operating Company may exercise its authority and perform Services through such employees and contractors as it deems appropriate, and the Operating Company may delegate any portion of its authority under this Agreement to such employees or contractors; provided that no such delegation shall relieve the Operating Company of its responsibilities and obligations to Inter Lotto under this Agreement. The Operating Company shall notify Inter Lotto in advance of the delegation of any material portion of its management authority and services under this Agreement to a contractor who is not the Operating Company's employee.

3.4 The Operating Company shall at such intervals as the Board may determine (but not less frequently than monthly) submit to the Board a written summary report of the activities of the Operating Company under this Agreement for the period to which the report applies. The report shall be in such format and include such information in such detail as the Board may from time to time require in writing but shall in any event include summaries of actions taken by the Operating Company under this Agreement with respect to the Business for the period to which the report applies and substantial and material actions outside of the regular course of business proposed or expected promptly after such period.

3.5 Throughout the term of this Agreement, the Board of Inter Lotto shall at all times retain and have the authority provided for in Clause 5 and the full authority to make and implement decisions with respect to the policies of Inter Lotto in its operations and affairs, including general operating policies, management and operating strategies, and annual and regular periodic budgets, and the authority and Services of the Operating Company shall be subject to such authority of the Board.

4.    SERVICES

4.1 Throughout the term of this Agreement, the Operating Company shall perform such services that it deems reasonably necessary or appropriate for the operation of the Business and the operations and affairs of Inter Lotto and all services that Inter Lotto directs the Operating Company to perform in accordance with the terms of this Agreement and subject to the authority of the Board (including authority under Clauses 3.5 and 5.2) and all other restrictions herein, including without limitation the following:

      4.1.1 Administrative services, including supervision of the administration and conduct of the Business;

      4.1.2 Bookkeeping and accounting services, including the maintenance, custody and supervision of books of account and other books and records;

      4.1.3 Contract administration, including supervision of contracts and other agreements for On-Line Facilities and all other aspects of the Business;

      4.1.4 Personnel, including supervision, hiring and firing of personnel conducting the operations and affairs of the Business, subject to the authority and responsibility of the Board as to personnel who are employees of Inter Lotto;

      4.1.5 Lottery operations, including supervision of all aspects of On-Line Facilities and the conduct of the Business through and in connection with such facilities, subject to Applicable Requirements;

      4.1.6 Participation in procedures for receipt and disbursement of funds, subject to and to the extent permitted by Applicable Requirements;

      4.1.7 All other services as may be necessary or appropriate for the conduct of the Business and all aspects of the operations and affairs of Inter Lotto in accordance with Applicable Requirements and the terms of this Agreement.

4.2 The Operating Company will perform all Services for and on behalf of Inter Lotto diligently in accordance with good business practices and shall use its best efforts to increase and enhance the business and good will of Inter Lotto and its Business.

5.    EXCLUDED AUTHORITY AND CONTROL OF SERVICES

5.1 Nothing in this Agreement does, or is intended to, grant to the Operating Company any authority with respect to the Business or grant any right or obligation to perform any services which, under the Act or any other Applicable Requirements, may not be performed by the Operating Company. In the event that this Agreement provides, or may be construed to provide, for the Operating Company to have authority or to perform services which the Operating Company may not exercise or perform in the manner and under the terms provided in this Agreement under Applicable Requirements, the Parties shall cooperate in such manner as may be necessary to cause the services to be performed and the authority to be exercised in a manner consistent with Applicable Requirements.

5.2 Inter Lotto shall at all times during the term of this Agreement have final control over the activities and services of the Operating Company in connection with the operation of the Business. Inter Lotto may at any time, by written notice to the Operating Company reverse or "veto" any action taken or proposed to be taken by the Operating Company with respect to the operation of the Business; provided that such reversal or veto is not contrary to Applicable Requirements and does not violate the contractual or other proprietary rights of any third party. A reversal or veto by Inter Lotto of any action or proposed action by the Operating Company may be taken and implemented only by written notice to the Operating Company expressly authorized by the Board, and no reversal or veto shall be effective if taken or attempted to be taken orally, by implication or estoppel or in any manner other than as expressly provided in this Clause 5.2.

6.    FINANCIAL TERMS AND MANAGEMENT FEE

6.1 The Operating Company shall submit to Inter Lotto reports of revenues and disbursements at such intervals as the Parties may determine on an on-line basis, and in hard copy at such times and for such periods as the parties deem appropriate. The reports shall include a statement of Gross Revenues and disbursements and such other financial information and data as the Parties may determine to be reasonably appropriate. Within 60 days after the end of each calendar year during the term of this Agreement, the Operating Company shall submit to Inter Lotto annual reports of financial information for each such calendar year, which annual reports shall reconcile all information in the periodic reports.

6.2 The Operating Company shall pay and be responsible for, at such intervals and in such manner as may be necessary or appropriate for the proper operation of the Business and performance of Services, administrative, overhead and other regular expenses of the Business and operation of Inter Lotto arising from and after the date of this Agreement.

6.3 The Operating Company shall receive as a management fee the balance of Gross Revenues for each applicable period, after the payments provided for in this Paragraph. Inter Lotto hereby authorizes the Operating Company to make whatever payments or transfers or disbursements of funds may be necessary or appropriate for the payment of such management fee and shall take such action and execute such documents, and otherwise cooperate with the Operating Company in all respects in effecting the payment of the management fee.

7.    INTER LOTTO REVENUE SHARE

      The Inter Lotto Revenue Share for any period for which a determination or calculation shall be necessary or appropriate shall be four percent of the Gross Revenues of Inter Lotto for the period and shall be paid to Inter Lotto or to Holdings, on behalf of the IFT Group, as follows:

7.1 From the date of Launch until the Capital Participation of Inter Lotto and the IFT Group has been paid in full under the terms of this Paragraph, the Inter Lotto Revenue Share shall be paid (i) one-half (equal to two percent of Gross Revenues) to Inter Lotto, and (ii) one-half (equal to two percent of Gross Revenues) to Inter Lotto and to Holdings (on behalf of the IFT Group) in proportion to the Percentage Capital Participation of Inter Lotto and the IFT Group at the time of the payment.

7.2 From and after such time as the payments under Clause 7.1 have repaid the Capital Participations of Inter Lotto and of the IFT Group in full, the entire Inter Lotto Revenue Share shall be paid to Inter Lotto.

8.    NON-DISCLOSURE OF INFORMATION

      Except to the extent necessary to comply with the law or any requirements of The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited from time to time in force or any other regulatory requirements in force from time to time affecting the Parties and save as permitted pursuant to this Agreement, neither of the Parties shall divulge or communicate to any person (other than those whose province it is to know the same or with property authority) or use or exploit for any purpose whatever any of the trade secrets or confidential knowledge or information or any financial or trading information relating to the other which the relevant Party may receive or obtain as a result of entering into this Agreement, and shall use all reasonable endeavours to prevent its holding company, subsidiaries or employees from so acting. This restriction shall continue to apply after the expiration or sooner termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Party so restricted.

9.    TERM

      The term of this Agreement shall begin on the date hereof and shall continue until this Agreement is terminated pursuant to Paragraph 10 or Paragraph 11.

10.   LAUNCH

10.1 For purposes of this Agreement, the "Launch" of the Business as operated by the Operating Company shall mean the management by Inter Lotto of a Lottery in the United Kingdom with 1,000 On-Line Facilities, and the date of Launch shall be deemed the first day of the first calendar month after which Launch is complete.

10.2 The Operating Company may terminate this Agreement by giving Inter Lotto written notice of termination if Launch has not occurred before October 15, 1999, and Inter Lotto may terminate this Agreement by giving the Operating Company written notice of termination if Launch has not occurred by March 15, 2000. If Launch occurs at any time after March 15, 2000 but before either Party has exercised the right of termination hereunder, the Operating Company may at any time after Launch by written notice to Inter Lotto extinguish the right of termination under this Paragraph 10.2, in which event this Agreement may be terminated only as provided in Paragraph 11.

11.    TERMINATION

11.1 Without prejudice to the provisions of Clause 10, this Agreement may be terminated forthwith by either Party (the "First Party") giving to the other (the "Second Party") notice in writing in the following circumstances;

11.1.1 If, in respect of the Second Party, a petition is presented (other than a petition which is frivolous or vexatious and which is withdrawn or stayed within 20 Business Days) or a notice of resolution is given for the winding up of the Second Party (except for the purpose of a solvent amalgamation or reconstruction) or the Second Party has suffered the appointment of a receiver, an administrator or administrative receiver to manage its business affairs and property or if the Second Party has ceased to be able to pay its debts as they fall due; or

11.1.2 Unless otherwise provided in this Agreement, if the Second Party has committed a material breach of its obligations under this Agreement and (where such breach can be remedied) has failed to remedy it within 28 days after service upon it of a written notice specifying the breach in question and requiring it to be remedied.

12.    INTER LOTTO ACTIONS AND DETERMINATIONS

       In all instances in which this Agreement makes the authority or activities of the Operating Company subject to the authority of Inter Lotto or otherwise provides for or refers to authority of or actions or determinations by Inter Lotto, such authority, actions and determinations may be exercised and taken only by proper and duly authorized actions of Inter Lotto's Board. No authority, action or determination by Inter Lotto under this Agreement may be exercised or taken in any manner by any of Inter Lotto's officers or any other person or entity acting or purporting to act on behalf of Inter Lotto without the express and specific approval and authorization by Inter Lotto's Board.

13.    ACCOUNTING CALCULATIONS

       In all instances in which this Agreement requires or permits accounting calculations or determinations, in the event of a disagreement or dispute, the calculations or determinations shall be made by the Accountants and shall be reported in writing to all

       Parties. Unless manifestly arbitrary or unreasonable or made in bad faith, all calculations or determinations by the Accountants shall be final and binding on all Parties and not subject to reconsideration or appeal.

14.    SHAREHOLDERS' AGREEMENT

       This Agreement is intended to be consistent with the Shareholders' Agreement and rights and obligations thereunder, and this Agreement shall be so construed to the extent reasonably practicable. To the extent that the terms of this Agreement necessarily conflict with the terms of the Shareholders' Agreement, the Shareholders' Agreement shall prevail.

15.    COUNTERPARTS

       This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Agreement. Unless otherwise provided in this Agreement, this Agreement shall become effective and be dated (and each counterpart shall be dated) on the date on which this Agreement (or a counterpart of this Agreement) is signed by the last of the Parties to execute this Agreement or, as the case may be, a counterpart thereof.

16.    ASSIGNMENT

       Except as provided in Paragraph 3.3 with respect to subcontracting by the Operating Company, neither of the Parties shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

17.    SUCCESSORS

       This Agreement shall be binding on and shall enure for the benefit of the respective successors in title of each of the Parties.

18.    WAIVER AND FORBEARANCE

       The rights of each of the Parties shall not be prejudiced or restricted by any indulgence or forbearance extended to the other and no waiver by either Party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

19.    NO THIRD PARTY BENEFICIARIES

       This Agreement does not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns, and no person or entity other than the parties and such successors and assigns shall have the right to enforce all or any portion of this Agreement.

20.    ENTIRE AGREEMENT AND VARIATION

20.1 This Agreement together with the agreements referred to herein supersedes any previous agreement between the Parties in relation to the matters dealt with herein and represents the entire understanding between the Parties in relation thereto. Each of the Parties acknowledges that in entering into this Agreement it has not relied on any warranty, representation, agreement or statement not set out in this Agreement and that (in the absence of fraud) it will not have any right or remedy arising out of such warranty, representation, agreement or statement.

20.2 Save as otherwise expressly provided, no modifications, amendment or waiver of any of the provisions of the Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by each of the Parties.

21.    SEVERANCE

21.1 Each provision of this Agreement shall be enforceable independently of all other provisions and its validity, legality or enforceability shall not be affected if any other provision becomes invalid, illegal or unenforceable in any respect under any law.

21.2 In respect of all provisions of this Agreement if at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law but would be or become valid, legal or enforceable if some part of the provision were deleted or amended, the provision in question shall remain in force with such deletion or with such amendment as may be necessary to make the provision valid, legal and enforceable.

22.    NO PARTNERSHIP

22.1 Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute either Party the agent of the other for any purpose.

22.2 Neither Party shall (save as expressly provided herein) have any authority to bind the other in any way.

23.    NOTICES

23.1 Any notice given under this Agreement shall either be delivered personally or sent by first class recorded delivery post (air mail if overseas) or telex, facsimile transmission or comparable means of communication. The address for service of each Party shall be (in the case of an individual) the address set out at the head of this Agreement or at such other address within the United Kingdom for service previously notified to the other parties or (in the case of a company) its registered office for time being. A notice shall be deemed to have been served as follows:

23.1.1 if personally delivered, at the time of delivery;

23.1.2 if posted, at the expiration of 48 hours or (in the case of air mail) seven days after the envelope containing the same was delivered into the custody of the postal authorities; and

23.1.3 if sent by facsimile transmission or comparable means of communication, at the time of transmission (if the notice is sent before 5 pm on a Business Day) otherwise at 9 am on the next following Business Day.

23.2 In proving such service (without prejudice to any other means of proof) it shall be sufficient to prove that personal delivery was made or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authority of the country of dispatch as a prepaid first class recorded delivery or air mail letter (as appropriate) or that in relation to a facsimile transmission or other comparable means of communication, that a confirming copy thereof was personally delivered or sent by first class recorded delivery or air mail letter (as appropriate) within 24 hours after transmission.

24.    APPLICABLE LAW AND SUBMISSION TO JURISDICTION

       This Agreement shall be governed by and construed in accordance with English law and each of the Parties submits the non-exclusive jurisdiction of the Supreme Court of Judicature of England in relation to any claim, dispute or difference which may arise in relation to the Agreement.

IN WITNESS of which this Agreement has been duly signed for and on behalf of each of the Parties on the day and year first above written.


                                            INTER LOTTO (UK) LIMITED


                                            By:
                                                -------------------------------



                                            IFT MANAGEMENT LIMITED


                                            By:
                                                -------------------------------